Exhibit 99.04
Southern Company
EPS Earnings Analysis
Three Months Ended September 2014 vs. September 2013

Cents	Description

1¢	Retail Sales

6	Retail Revenue Impacts

6	Weather

(6)	Non-Fuel O&M

(1)	Depreciation and Amortization

(1)	Taxes Other Than Income Taxes

1	Other Income and Deductions

6¢	Total Traditional Operating Companies

(3)	Southern Power

(2)	Increase in Shares

1¢	Total Change in QTD EPS (x-Items)

(18)	Estimated Loss on Kemper IGCC

(17)¢	Total Change in QTD EPS (As Reported)

Notes
- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three months ended September 30, 2014 and 2013 and any similar charges may occur with uncertain frequency.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.